Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
CONTACTS: John Erickson, Chief Financial Officer	(301) 951-6122
Tom McHale, Vice President, Finance and Investor Relations

AMERICAN CAPITAL DECLARES $0.78 Q3 2005 DIVIDEND,

REPORTS $0.78 NET OPERATING INCOME PER BASIC SHARE IN Q2 2005

Bethesda, MD – August 2, 2005 - American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a third quarter 2005 regular dividend of $0.78 per share, to record holders as of August 26, 2005, payable on October 3, 2005. This dividend is an 8% increase over the third quarter 2004 regular dividend of $0.72 per share. American Capital has paid a total of $787 million in dividends and paid or declared dividends of $18.29 per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended June 30, 2005. Net operating income (NOI) for the quarter increased 39% to $73 million compared to $53 million for second quarter 2004. NOI increased 5% to $0.78 per basic share compared to $0.74 per basic share for the second quarter 2004. NOI increased 4% to $0.76 per diluted share compared to $0.73 per diluted share for the second quarter 2004.

For the quarter, the net increase in net assets resulting from operations (NOI plus net appreciation and depreciation and net gains and losses on assets) was $79 million, or $0.84 per basic share and $0.82 per diluted share, compared to $89 million, or $1.24 per basic share and $1.22 per diluted share, in second quarter 2004.

“We had an outstanding quarter, closing a record $903 million of new investments,” said Malon Wilkus, American Capital Chairman, President and CEO. “We achieved this level of new investments by continuing to build our institutional capabilities, adding 38 people during the first half of this year, bringing our total to 229 employees. Our marketing efforts have allowed us to choose our investments from the largest pipeline of investment opportunities in the industry, resulting in a pipeline with more than $16 billion of potential transactions, thereby allowing us to be highly selective and disciplined, and yet finance greater numbers of high quality investments. We believe we cover the middle market better than any other mezzanine and equity investor, with a 5% market share for the first six months of the year, based on our proprietary database. The next three investors combined did not equal our total.”

In second quarter 2005, American Capital invested $903 million, composed of $485 million of senior debt, $210 million of subordinated debt, $134 million of preferred stock, $48 million

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American Capital

August 2, 2005

of common stock and $26 million of warrants. Included in the $903 million of new investments are $41 million of senior debt investments that were subsequently sold to third parties during the quarter. Seven investments, totaling $475 million, were in American Capital-sponsored buyouts of new portfolio companies. Seven investments, totaling $206 million, were in buyouts led by other private equity firms. Two investments, totaling $25 million, were direct investments in new portfolio companies. Three investments, totaling $102 million, were in existing portfolio companies to finance strategic acquisitions. Four investments, totaling $71 million, were in existing portfolio companies for growth or recapitalizations. Six investments, totaling $24 million, were for working capital for existing portfolio companies, including $14 million of distress-related investments. Total invested assets at fair value increased 25% to $4.0 billion at June 30, 2005 as compared to $3.2 billion at December 31, 2004.

In second quarter 2005, American Capital received $288 million of proceeds from exits of portfolio investments, composed of $43 million of senior loan sales, $147 million of principal prepayments, $14 million of scheduled principal amortization, $4 million of accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) and $80 million from the sale of equity investments.

“We looked at almost 1,600 potential transactions for the first half of 2005 compared to about 1,200 for the first half of 2004,” stated Chief Operating Officer Ira Wagner. “The 33% increase in potential transactions is a result of our continued increase in market coverage as well as further growth of the M&A market. At the same time, the number of those transactions in which we submitted proposals declined from 15.3% in the first half of 2004 to 11.3% in the first half of 2005. This reflects our rigorous underwriting and our maintenance of credit standards and investment discipline.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of June 30, 2005 was 12.9%. At June 30, 2005, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality, compared to 3.1 as of December 31, 2004. As of June 30, 2005, loans to twelve portfolio companies totaling $115 million, with a fair value of $35 million, were on non-accrual. Delinquent and non-accruing loans totaled $137 million, or 5% of total loans, at June 30, 2005, compared to $163 million, or 7% of total loans, at December 31, 2004. American Capital’s net asset value per share increased $1.32 from December 31, 2004 to $22.43 at June 30, 2005.

In the second quarter of 2005, American Capital recorded $32 million in portfolio net realized gains, excluding $2 million in losses attributable to periodic interest settlements of interest rate swap agreements. This is comprised of $54 million of gross gains on portfolio investments and $22 million of gross losses on portfolio investments.

“Credit quality is strong,” said Chief Financial Officer John Erickson. “Delinquencies and non-accruals remain at 5% of our loan balances and our portfolio continues to perform well as reflected by our net appreciation and gains. We experienced $24 million of net

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American Capital

August 2, 2005

appreciation and gains from our portfolio, excluding the interest rate derivatives for the quarter, and $146 million over the past seven quarters since the economy began its recovery. Over the past seven quarters, our net appreciation and gains results in a 5% annual growth rate on equity, which is consistent with our business model, helping to grow our income. Our net asset value per share grew $0.59 this quarter and $6.15 during the past seven quarters and is now $22.43 per share. Our ability to grow our NAV while paying out our ordinary taxable income in dividends is helping us achieve what we believe is the lowest cost of capital in our industry.”

From its 1997 IPO through the second quarter of 2005, American Capital’s average annual rate of net appreciation and gains on portfolio company investments (excluding interest rate derivative agreements) was a positive 0.7% of average equity. American Capital outperformed FDIC insured commercial banks, which experienced charge offs net of securities gains of 4.3% of average annual equity (based on FDIC Quarterly Banking Profile data for Commercial Banks from American Capital’s IPO through the first quarter of 2005). American Capital had a positive 5.3% annual rate of gain on average equity over the past seven quarters versus an annual rate of charge offs net of securities gains of negative 3.4% of average annual equity over the past six quarters for FDIC insured commercial banks.

In second quarter 2005, net depreciation totaled $24 million, consisting of net appreciation of $18 million from current portfolio companies ($95 million of appreciation at 22 portfolio companies and $77 million of depreciation at 19 portfolio companies), $26 million of net depreciation resulting from the recognition of net gains and $16 million of net depreciation on interest rate derivative agreements. Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net appreciation and gains on portfolio company investments totals $36 million through June 30, 2005. When including interest rate derivative agreements, cumulative net depreciation and losses total $1 million.

Since its August 1997 IPO through second quarter 2005, American Capital has earned an 18% compounded annual return on 99 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $1.8 billion of invested capital, including interest, dividends, fees and net gains on these investments. These exits and prepayments represent 30% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $46 million in aggregate, or 4%. Eighteen percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the second quarter of 2005, $49 million of American Capital’s PIK interest and dividends and accreted OID have been repaid, representing 23% of all PIK and OID recorded.

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American Capital

August 2, 2005

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) reviews the determination of fair value of American Capital’s portfolio company investments on a regular basis. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit Committee of the Board of Directors with respect to valuation models, policies and procedures.

For the second quarter of 2005, Houlihan Lokey reviewed the Company’s valuations of 21 portfolio company investments having $648 million in fair value as reflected in the June 30, 2005 financial statements. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 92 portfolio companies totaling $2.6 billion in fair value as of their respective valuation dates.

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American Capital

August 2, 2005

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS AND FINANCIAL INFORMATION

(In thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Investments at fair value (cost of $4,040,689 and $3,236,249, respectively)
Non-Control/Non-Affiliate investments	$1,445,592	$1,157,406
Affiliate investments	485,405	408,529
Control investments	2,110,298	1,654,075
Interest rate derivative agreements	1,340	1,678

Total investments at fair value	4,042,635	3,221,688
Cash and cash equivalents	103,554	58,367
Restricted cash	105,812	141,895
Interest receivable	27,870	22,053
Other	53,762	47,424

Total assets	$4,333,633	$3,491,427

Liabilities and Shareholders’ Equity
Debt	$1,997,751	$1,560,978
Interest rate derivative agreements	15,257	17,396
Accrued dividends payable	70,136	5,322
Other	52,103	35,305

Total liabilities	2,135,247	1,619,001

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 98,220 and 88,705 issued and 98,012 and 88,705 outstanding, respectively	980	887
Capital in excess of par value	2,296,569	2,010,063
Unearned compensation	(52,728)	(36,690)
Notes receivable from sale of common stock	(6,679)	(6,845)
Distributions in excess of net realized earnings	(26,445)	(63,032)
Net unrealized depreciation of investments	(13,311)	(31,957)

Total shareholders’ equity	2,198,386	1,872,426

Total liabilities and shareholders’ equity	$4,333,633	$3,491,427

Net asset value per share	$22.43	$21.11

OTHER FINANCIAL INFORMATION:
LTM net operating income return on average equity at cost (unaudited)	13.7%	14.1%

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American Capital

August 2, 2005

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(unaudited)		(unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$42,173	$25,733	$78,455	$48,835
Affiliate investments	13,635	7,942	26,151	14,195
Control investments	42,102	26,116	79,722	52,317

Total interest and dividend income	97,910	59,791	184,328	115,347

Fee Income
Non-Control/Non-Affiliate investments	10,474	10,326	13,078	11,882
Affiliate investments	3,405	457	5,238	1,333
Control investments	19,943	5,004	29,943	13,546

Total fee income	33,822	15,787	48,259	26,761

Total operating income	131,732	75,578	232,587	142,108

OPERATING EXPENSES:
Interest	21,990	6,528	39,336	12,573
Salaries and benefits	19,553	7,874	28,669	13,617
General and administrative	8,808	6,265	15,093	12,145
Stock-based compensation	3,148	1,912	6,344	3,280

Total operating expenses	53,499	22,579	89,442	41,615

OPERATING INCOME BEFORE INCOME TAXES	78,233	52,999	143,145	100,493
Provision for income taxes	(4,759)	—	(5,784)	—

NET OPERATING INCOME	73,474	52,999	137,361	100,493

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	16,366	6,495	18,254	(4,657)
Affiliate investments	98	(31)	850	(34)
Control investments	15,893	2,648	21,374	(42,786)
Interest rate derivative periodic payments	(2,161)	(5,925)	(5,456)	(8,183)

Total net realized gain (loss) on investments	30,196	3,187	35,022	(55,660)

Net unrealized (depreciation) appreciation of investments
Portfolio company investments	(7,872)	5,761	16,845	67,641
Interest rate derivative periodic payment accrual	203	213	(77)	(3,474)
Interest rate derivative agreements	(16,652)	26,739	1,878	14,502

Total net unrealized (depreciation) appreciation of investments	(24,321)	32,713	18,646	78,669

Total net gain on investments	5,875	35,900	53,668	23,009

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$79,349	$88,899	$191,029	$123,502

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.78	$0.74	$1.50	$1.45
Diluted	$0.76	$0.73	$1.46	$1.43
NET EARNINGS PER COMMON SHARE:
Basic	$0.84	$1.24	$2.08	$1.78
Diluted	$0.82	$1.22	$2.03	$1.75
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	93,915	71,959	91,737	69,542
Diluted	96,731	72,583	94,078	70,454
DIVIDENDS DECLARED PER COMMON SHARE	$0.75	$0.70	$1.48	$1.40

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American Capital

August 2, 2005

Portfolio Statistics (1)	Static Pool
($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	2005	Aggregate
Original Investments and Commitments	$371	$376	$285	$368	$921	$1,084	$1,651	$942	$5,998
Total Exits and Prepayments of Original Investments	$119	$163	$201	$206	$270	$463	$272	$76	$1,770
Total Interest, Dividends and Fees Collected	$119	$123	$76	$125	$177	$190	$166	$40	$1,016
Total Net Realized (Loss) Gain on Investments	$(2)	$4	$(85)	$49	$11	$57	$1	$—	$35
Internal Rate of Return(2)	9.3%	4.9%	(0.2)%	24.6%	15.8%	27.1%	24.8%	61.5%	15.6%
Current Cost of Investments	$221	$209	$104	$151	$651	$609	$1,316	$780	$4,041
Current Fair Value of Investments	$180	$108	$97	$151	$652	$675	$1,392	$787	$4,042
Net Unrealized Appreciation/(Depreciation)	$(41)	$(101)	$(7)	$—	$1	$66	$76	$7	$1
Non-Accruing Loans at Face	$7	$27	$—	$23	$58	$—	$—	$—	$115
Equity Interest at Fair Value	$20	$8	$36	$46	$206	$253	$403	$215	$1,187
Debt to EBITDA(3)(4)	9.6	8.2	4.6	5.7	5.7	4.6	4.6	4.5	5.1
Interest Coverage(3)	1.1	1.6	2.4	2.0	2.7	2.3	2.5	2.6	2.4
Debt Service Coverage(3)	1.0	1.4	1.5	1.6	2.0	1.5	1.8	1.9	1.7
Loan Grade(3)	2.6	1.7	3.0	2.9	2.9	3.2	3.2	3.0	3.1
Average Age of Companies	40 yrs	48 yrs	29 yrs	51 yrs	30 yrs	25 yrs	38 yrs	29 yrs	33 yrs
Ownership Percentage	91%	75%	35%	53%	47%	47%	43%	46%	48%
Average Sales(5)	$92	$60	$101	$225	$81	$89	$84	$119	$96
Average EBITDA(6)	$5	$5	$22	$24	$11	$17	$17	$15	$16
Total Sales(5)	$420	$491	$314	$1,992	$1,256	$1,930	$3,372	$2,544	$12,319
Total EBITDA(6)	$31	$24	$65	$224	$149	$314	$667	$308	$1,782
% of Senior Loans(7)	51%	41%	0%	32%	47%	36%	37%	56%	42%
% of Loans with Lien(7)	56%	48%	60%	83%	79%	92%	75%	83%	78%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.

(2)	Assumes investments are exited at current fair value.

(3)	These amounts do not include investments in which the Company owns only equity.

(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.

(5)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.

(6)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.

(7)	As a percentage of our total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2005 dividends to-date, totaling $2.26 per share, are anticipated to be a distribution of ordinary income for tax purposes.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

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American Capital

August 2, 2005

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

J.J.B. Hilliard, W.L. Lyons, Inc.

Legg Mason

Merrill Lynch

Morgan Keegan

Raymond James

RBC Dain Rauscher

UBS Financial

Wachovia Securities

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY $18.29 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
2005
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%
2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%
2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

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American Capital

August 2, 2005

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%
2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%
2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%
1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%
1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A
1997 Q4	$0.21			$0.21
Total				$18.29

SHAREHOLDER AND ANALYSTS CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, August 3, 2005 at 11:00 am ET. The dial in number will be (888) 423-3271. International callers should dial +1(612) 332-0228. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com and

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American Capital

August 2, 2005

print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call. It is generally posted several hours in advance of the call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the August 3 Shareholder Call Slide Show button. Participants will be able to view the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call combined with the slide presentation will be made available after the call on August 3 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, August 3 until 11:59 pm Friday, August 19. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1(320) 365-3844. The access code for both domestic and international callers is 788028.

For further information or questions, please do not hesitate to call our Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO through the second quarter of 2005, American Capital has invested $6.0 billion in 178 portfolio companies. As of July 31, 2005, American Capital shareholders have enjoyed a total return of 409% since the Company’s IPO -- an annualized return of 22.8%, assuming reinvestment of dividends. American Capital has paid a total of $787 million in dividends and paid or declared $18.29 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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American Capital

August 2, 2005

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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